Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement is made on 11 September 2024 between:

1.	AIDENCE B.V., a limited liability company according to the laws of the Netherlands, recorded in the Dutch companies register under number 64531694 (the ''Company'');

and

2.	Mr. Cornelis Wesdorp, born on September 30 1976, residing at Rijperweg 15, 2061 BG, Bloemendaal, The Netherlands (the ''Executive'');

WHEREAS:

a.	The Company and any and all of its current and future group companies, shall individually be referred to as a ''Group Company'' and jointly as ''Group Companies'' or the "Group" in this contract;

b.	The Company and Executive shall collectively be referred to as "Parties" and individually as a "Party";

c.	Executive shall – in addition to fulfilling the Position – be appointed as board member (bestuurder) of the Company in a resolution to be adopted by the shareholders or any other competent corporate body of the Company (the “Appointment”);

d.	The date written at the top of this contract shall be referred to as the ''Execution Date'' in this contract;

HAVE AGREED AS FOLLOWS:

1.	Entry into force/duration/termination

1.1	Executive declares and warrants that he shall on the Commencement Date not be bound by any contractual non-competition and/or non-solicitation restrictions towards third parties, that will in any way restrict Executive in the performance of Executive’s duties under the Agreement.

1.2	Parties enter into an employment agreement (the "Agreement"), on the terms and conditions as reflected in this contract, subject to a condition precedent (opschortende voorwaarde), in the sense that this Agreement shall only come into effect after any pre-employment screening will have been completed and not reveal any impediments to Executive being engaged by the Company (the "Condition").

1.3	The commencement date of the employment under the Agreement shall be the later of:

•	1 October 2024;

•	the day following the date whereon the Condition will be fulfilled in full;

(the "Commencement Date").

1.4	This Agreement has been concluded subject to a rescinding condition (ontbindende voorwaarde), in the sense that this Agreement shall be considered rescinded and hence be without any effect, if the Condition has not been fulfilled ultimately on 15 October 2024.

1.5	The Agreement shall be concluded for an indefinite period of time.

1.6	The Agreement may be terminated by either Party as per the last day of a calendar month, by giving written notice to the other Party and with due observance of the respective statutory notice periods.

2.	Duties

2.1	Executive shall be considered to have accepted the Appointment in advance. The Executive, in his capacity of board member, shall have a collective responsibility with any other board member(s) of the Company for (the affairs of) the Company and observe all obligations arising from the laws governing the Company, the articles of association of the Company, any charter of the board of the Company and any and all instructions and/or resolutions that are or may be adopted by the shareholders or any other competent corporate body of the Company.

2.2	In addition to the previous clause, Executive shall fulfil the position of President and Chief Executive Officer of the Digital Health Division of the Group (the "Position") and in that capacity report to the Chief Executive Officer of RadNet, Inc. (the “Group CEO”). Executive’s usual duties in the Position will, without limitation, consist of those stated in a (job) description that will be provided to Executive separately.

2.3	Executive shall in the Position perform all duties, which may be included in a job description to be issued to Executive separately and/or as instructed to Executive by or on behalf of the Group CEO and in general all duties that are commensurate with the Position.

2.4	Executive shall strictly adhere to all legislation applicable to the Company, RadNet Inc and/or the Group, including without limitation the US Foreign Corrupt Practice Act.

2.5	Executive shall, at the Group’s CEO’s request, perform work for another Group Company, including duties as board member or officer of such other Group Company, without being entitled to any remuneration, in respect of the activities performed for such Group Company, in addition to the remuneration included in the Agreement. Executive shall strictly adhere to and obey all of the written rules, regulations and policies. If appointed as board member/officer of any other Group Company, the Executive shall observe all obligations arising from the laws governing such Group Company, the articles of association of such Group Company, any charter of the board of such Group Company and any and all instructions and/or resolutions that are or may be adopted by the shareholders or any other competent corporate body of such Group Company.

3.	Working hours/Overtime/Workplace

3.1	Executive shall perform Executive’s duties under the Agreement on a full-time basis (at least 40 working hours per week).

3.2	Unless otherwise instructed, Executive has the freedom to determine the moments whereon Executive will fulfill the duties under this Agreement, provided that Executive will at all times keep himself available for intra-group communications.

3.3	Executive shall be required to perform Executive's duties in excess of the contractual working hours, if such is reasonably necessary for the proper performance of Executive’s duties under the Agreement (''Overtime''). Sufficient remuneration for Overtime shall be deemed included in the Annual Base Salary and Executive shall therefore not be entitled to any (additional) remuneration for Overtime.

3.4	Executive shall perform Executive’s duties under the Agreement at or from Executive’s Private Residence in the Netherlands (the “Primary Work Location”). ‘Private Residence’ is – for the purpose of this Agreement – to be interpreted as the habitual place of residence of Executive (i.e. independent from any formal registrations).

3.5	The Group CEO is authorized to unilaterally change the Primary Work Location to another location within the Netherlands.

3.6	Executive shall, if the proper performance of the duties so requires, be required to travel extensively within the Netherlands and abroad (inter alia to visit the Group’s worldwide offices) and/or to perform Executive's duties at or from another location either within or outside the Netherlands. Sufficient remuneration for travel time associated with work at an alternative workplace shall be deemed included in the Annual Base Salary and Executive shall therefore not be entitled to any (additional) remuneration for such travel time.

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3.7	Executive shall instantly inform the Group CEO of any intention to relocate Executive’s Private Residence to a location outside the Netherlands. Any relocation of Executive’s Private Residence to a location outside of the Netherlands, requires the consent of the Group CEO, in view of the potential ramifications for inter alia payroll taxes. In case of Executive relocating his Private Residence to a location outside of the Netherlands without such explicit consent from the Group CEO, any agreement or permission to work at or from Executive’s Private Residence as well as any ad hoc agreement or permission to work at/from another specified location shall be considered automatically and instantly rescinded / revoked, which means that Executive will – as from the moment of relocation of Executive’s Private Residence – be expected to perform his duties exclusively at or from a location in the Netherlands to be designated by the Group CEO.

4.	Salary & Holiday Allowance

4.1	Executive will be entitled to an annual base salary of EUR636,000.00 (in words: six hundred and thirty-six thousand Euros) gross, in respect of the number of working hours as reflected in this Agreement, accruing and payable into a designated bank account of Executive, in twelve (12) equal monthly instalments in arrears (the ''Annual Base Salary'').

4.2	The statutory holiday allowance shall be deemed included in the Annual Base Salary.

5.	STI

5.1	Executive shall be entitled to a gross bonus in an amount equal to the Annual Base Salary (the “Bonus I”), subject to the condition that:

a.	the Agreement shall still be in force on the date whereon bonusses will be paid to other senior executives of RadNet, Inc. in 2026 (the “2026 Payment Date”); and

b.	Executive will not have been, wholly or partially, incapacitated within the meaning of article 7:629 Dutch Civil Code (e.g. due to sickness) or otherwise unavailable to perform Executive’s duties under the Agreement on more than - in aggregate - 30 calendar days in the period of 12 months immediately preceding the 2026 Payment Date.

For clarity’s sake: Executive shall not be entitled to a pro-rated Bonus I in case of:

•	termination of the Agreement effective a date falling prior to the 2026 Payment Date, regardless of whom took the initiative for such termination and regardless of the reasons for or the manner of such termination; and

•	Executive having been, wholly or partially, incapacitated within the meaning of article 7:629 Dutch Civil Code (e.g. due to sickness) or otherwise unavailable to perform Executive’s duties under the Agreement on more than - in aggregate - 30 calendar days in the period of 12 months immediately preceding the 2026 Payment Date.

5.2	Executive shall be entitled to a gross bonus in an amount equal to the Annual Base Salary (the “Bonus II”), subject to the condition that:

a.	the Agreement shall still be in force on the date whereon bonusses will be paid to other senior executives of RadNet, Inc. in 2027 (the “2027 Payment Date”); and

b.	Executive will not have been, wholly or partially, incapacitated within the meaning of article 7:629 Dutch Civil Code (e.g. due to sickness) or otherwise unavailable to perform Executive’s duties under the Agreement on more than - in aggregate - 30 calendar days in the period of 12 months immediately preceding the 2027 Payment Date.

For clarity’s sake: Executive shall not be entitled to a pro-rated Bonus II in case of:

•	termination of the Agreement effective a date falling prior to the 2027 Payment Date, regardless of whom took the initiative for such termination and regardless of the reasons for or the manner of such termination; and

•	Executive having been, wholly or partially, incapacitated within the meaning of article 7:629 Dutch Civil Code (e.g. due to sickness) or otherwise unavailable to perform Executive’s duties under the Agreement on more than - in aggregate - 30 calendar days in the period of 12 months immediately preceding the 2027 Payment Date.

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5.3	There will be no entitlement to any bonuses comparable to the Bonus I and/or the Bonus II for any subsequent years.

6.	Other Benefits

6.1	Executive will be reimbursed for family medical insurance premium (indicatively EUR400.00 per month, and executive will share invoices of medical insurance provider accordingly.

7.	No Pension

7.1	Executive unconditionally and irrevocably waives any and all entitlements to participation in any company-operated (old-age) pension scheme (pensioenregeling) of the Company in respect of the full term of the employment under this Agreement and Executive shall not be entitled to any compensation in lieu thereof.

7.2	If, notwithstanding the waiver included in the previous clause of this contract, Executive should be considered entitled to participation in any company-operated pension scheme of the Company, in respect of any part of the term of employment under this Agreement, (the aggregate amount of) any and all employer’s contributions (retro-actively) due pursuant to that pension scheme shall be set-off against any entitlements to the Annual Base Salary and – absent options for integral set-off – an amount equal to the deficit shall be repaid by Executive to the Company upon the Group CEO’s first written demand.

8.	Vacation & Leave

8.1	Executive shall be entitled to 25 vacation days per calendar year on a full-time employment basis (20 statutory days and 5 extra-statutory days), accruing on a pro rata tempore basis, albeit that there will be no accrual of extra-statutory vacation days over any period of sick leave (within the meaning of article 7:629 Dutch Civil Code): the “Contractual Vacation Days”.

8.2	Contractual Vacation Days shall only be taken by Executive in consultation with and upon approval of the Group CEO, albeit that Group CEO shall be entitled to set the Contractual Vacation Days unilaterally after consultation with Executive. Generally, Contractual Vacation Days will be taken (or set by the Company) during the calendar year in which the Contractual Vacation Days accrue. Contractual Vacation Days that will become time-barred first, will be considered taken/set first. Days during which Executive will be incapacitated due to sickness (within the meaning of article 7:629 Dutch Civil Code), will be considered taken/used vacation days up to a maximum number of days equal to the accrued balance of extra-statutory vacation days.

8.3	Executive is entitled to statutory leave in accordance with the Work and Care Act (Wet Arbeid en Zorg).

9.	Expenses

9.1	Subject to the approval of the Group CEO, all reasonable and appropriate business expenses incurred by Executive in the proper discharge of Executive’s duties will be reimbursed, upon timely (i.e. within one month following the date of expenditure) submitting to the Group CEO (or any person designated by the Group CEO) of expense reports accompanied by proper proof of expenditure.

10.	Policies & Collective Benefits

10.1	Executive shall strictly adhere to and obey all the terms and conditions of all written rules, regulations, codes and policies, in effect within the Company and/or RadNet Inc and/or the Group as per the Commencement Date or as subsequently adopted or modified by the Company and/or RadNet Inc, which govern the operation of the business(es) of the Company respectively RadNet Inc respectively the Group and/or the conduct of employees of the Company respectively RadNet Inc respectively the Group, as expressly declared collectively applicable within the Company’s operations or RadNet Inc’s operations or the Group’s operations or as expressly declared applicable to Executive specifically, whether in this contract or separately, will apply to the Agreement (each a ''Policy'' and jointly the ''Policies''). The following Policies are expressly applicable to Executive: RadNet Inc’s Policy for Compliance with the Foreign Corrupt Practice Act, RadNet Inc’s Code of Financial Ethics as well as the Company’s e-mail, intranet, internet, IT and social media policies.

10.2	Executive shall not be entitled to any collective employment benefits (arbeidsvoorwaarden) applicable within the Company.

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11.	Sickness

11.1	If Executive is incapacitated to perform Executive’s duties under this Agreement for any reason, Executive shall inform the Group CEO thereof before 9.00 a.m. CET on the first day of absence. In such notice, the Executive shall flag any urgent tasks, which Executive feels unable to perform, allowing the Group CEO to re-direct such tasks.

11.2	In case of Executive being incapacitated to perform Executive’s duties under the Agreement due to sickness and only if and to the extent wherein, pursuant to article 7:629 Dutch Civil Code, the Company is obliged to make payments, the Company will pay to Executive as from the first day of sickness, during a maximum period as stipulated by Dutch law, an amount as indicated in article 7:629 paragraph 1 Dutch Civil Code.

11.3	Executive shall – if and as long as the sick leave payments pursuant to the previous paragraph of this clause will be due – not be entitled to any further remuneration under the Agreement, except if expressly stated otherwise in this contract.

12.	Confidentiality

12.1	Executive shall, both during the term of the Agreement and after termination of the Agreement for whatever reason, refrain from using, publishing and/or disclosing in any manner to whomsoever (including to other members of Group Companies’ staff, unless such staff members must be informed in connection with their work for the Group and in such event only upon the express written authorization of the Group CEO) and refrain from negligently causing any unauthorized use, publishing or disclosure of any information of a confidential nature concerning (the business of) the Group, which information has become known to Executive as a result of the employment under the Agreement and which information Executive knew or should have known to be of a confidential nature, provided however that such information shall not include any information that is in the public domain or becomes so available (unless such availability in the public domain is a result of Executive’s breach of Executive’s obligations pursuant to the Agreement) or that is lawfully disclosed by Executive to a third party as a consequence of Executive’s proper performance of Executive’s duties and responsibilities under the Agreement (''Confidential Information'').

12.2	Information on or pertinent to, without limitation, the following issues as well as those issues itself shall be deemed Confidential Information: inventions, know-how, trade secrets (including any trade secrets within the meaning of the Wet bescherming bedrijfsgeheimen), designs and drawings, price lists, pricing methodologies, pricing policies, licenses, contract information, financial forecasts, historical financial data, budgets, customers, customer sales, customer proposals, sale forecasts, methods of operation, pricing policies, vendors, suppliers, contractors (and their terms of business), purchasers, any proposals relating to the acquisition or disposal of any company owned or business operated by the Group, any proposals relating to the expansion or contracting of activities, (business-, research & development-, construction-, technical-, sales- and production-)plans, (business-, research & development-, construction-, technical-, sales- and production-) processes, apparatus, designs, compositions, formula, developments, research, techniques, improvements, procedures, specifications, ideas, computer hardware, computer software, methods of accounting, manners of doing business, marketing plans, personnel and employment matters (including details of employees and directors, the level of remuneration and benefits paid to them and any level of remuneration and benefits paid to Executive, regardless whether stemming from the Company or another Group Company);

all as acquired, developed, amended, used, generated and/or utilized by or on behalf of the Group.

13.	Data carriers

13.1	Executive shall neither have nor keep in Executive’s private possession in any manner whatsoever any documents (including notes, records, diaries, reports, proposals, lists, specifications, blue prints, sketches, notebooks, flow charts, memoranda, worksheets, drawings, minutes of meetings and correspondence as well as abstracts or summaries thereof), software, computer disks or other data carriers or media and/or (electronic) copies thereof containing Confidential Information or otherwise relating to the Group or its business, that have become available to Executive as a result of the employment under the Agreement (''Data Carriers''), except insofar as and for as long as necessary for the proper performance of Executive’s duties under the Agreement.

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14.	Side-activities

14.1	Executive shall during the term of the Agreement not perform any (paid or unpaid) activities for third parties (with the exception of Group Companies) or for Executive's own account, without the prior written consent of the Group CEO. Such consent shall not be unreasonably withheld for the performance of activities by Executive, provided that:

•	the relevant third party or Executive's own business activities cannot in any sense be considered a competitor of any Group Company; and

•	activities performed for the relevant third party or for Executive's own account will not in any sense constitute competition with any Group Company; and

•	Executive works at least the agreed number of hours per week for the Company; and

•	activities performed for any third party or for Executive's own account do not have an adverse effect on the Group's reputation and/or on the duties to be performed by Executive under the Agreement; and

•	any other specific conditions to which such consent will be made subject at the time the consent will be given, will be met.

14.2	Any consent given pursuant to paragraph 1 of this clause may be revoked by the Company at any time if any of the conditions referred to in paragraph 1 of this clause or any specific conditions to which such consent was made subject, will appear not or no longer met.

15.	Non-compete / non-solicitation / non-poaching

15.1	Executive shall not without the prior written consent from the Group CEO, during a period of 12 months after the formal date of termination of the Agreement (the ''Restriction Period''), in any manner, either directly or indirectly, for Executive’s own account or for the account of third parties, either against or without consideration:

•	be engaged in, involved in, perform services for or work for; and/or

•	act as intermediary, in any form whatsoever, either directly or indirectly, for,

any enterprise, either exclusively or among others, carrying out activities which are in competition with a business activity (demonstrably scheduled to be) carried out by the Company, and/or any Group Company at the time of termination of the Agreement and which shall in any event, without limitation being intended, include any activities which in any manner whatsoever contribute to Computer-Aided Detection and Diagnostic software products that automatically use, process, analyze or report medical images based on machine learning, including deep learning.

15.2	Executive acknowledges that due to the highly confidential and proprietary nature of the information that Executive will have access to during his employment with the Company, it would not be reasonably possible for Executive to take employment with any of the Group’s competitors without using or referencing the Confidential Information that he learned during his employment with the Company. Executive further acknowledges that the Group is involved in highly competitive industries with a limited number of competitors, and that the disclosure of any of the Group’s Confidential Information to any of its competitors could be used by (a) competitor(s) to gain an unfair competitive advantage. Such disclosure and use of Confidential Information by the Group’s competitors would seriously diminish the value of such Confidential Information, which has been developed through a substantial devotion of financial and other resources, by the Group, and would have a material adverse effect on the Group’s operations, results and prospects.

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15.3	Executive shall, during the Restriction Period, not in any manner, either directly or indirectly, canvass, solicit, approach and/or entice away from the Company or any Group Company and/or perform activities aimed at selling or delivering commodities and/or services, that are competitive with commodities/services marketed or scheduled to be marketed by any Group Company at the date of termination of the Agreement, to:

•	any customers, clients, suppliers and/or partners of a Group Company; and/or

•	third parties that were customers, clients, suppliers and/or partners of a Group Company in the period of five (5) years immediately preceding the formal date of termination of the Agreement.

15.4	Executive shall, during the Restriction Period, not in any manner employ, engage and/or entice to breach their obligations under their agreement with the Group and/or to enter into an employment relation or other form of engagement with Executive or third parties:

•	any personnel of a Group Company; and/or

•	personnel that were employed by a Group Company in the period of 12 months immediately preceding the formal date of termination of the Agreement.

15.5	In case of each breach of the obligations stated in the previous paragraphs of the subject clause, the Restriction Period will – in respect of that obligation - be extended by the duration of that breach.

15.6	These restrictions shall, in view of the Group's worldwide activities, apply in the territory of all countries in which any Group Company performs and/or - demonstrably plans to - perform activities on the formal date of termination of the Agreement.

16.	Intellectual and industrial property rights

16.1	Insofar as the rights specified hereinafter are not vested in the Company by operation of law on the grounds of the employment relation between the Parties, Executive hereby explicitly warrants/guarantees that Executive shall transfer and, insofar as permissible under the applicable laws, hereby transfers to the Company in advance any intellectual and/or industrial property rights of whatever nature in or arising from ideas, concepts, discoveries, inventions, improvements and/or developments made or acquired by Executive pending the term of this Agreement and/or in the discharge of Executive’s duties under the Agreement and/or by use of any knowledge gained in the performance of Executive's duties under the Agreement (''Inventions'').

16.2	Executive shall – at the Company's first written request – execute all contract/deeds/instruments deemed necessary by the Company for effectuating the transfer of the intellectual and/or industrial property rights referred to in the previous paragraph of this clause (the ''IP-Rights'') and Executive hereby grants the Company an irrevocable and unconditional a power-of-attorney to execute any instrument and/or to take any action and generally to use Executive's name and to act on behalf of Executive, for the purpose of enabling the Company to enjoy the full benefit of the IP-Rights and/or to effectuate the transfer/assignment of the IP-Rights.

16.3	Executive shall promptly disclose to the Company fully and completely any and all of the Inventions.

16.4	Executive hereby irrevocably relinquishes/waives for the benefit of the Company any moral/personal rights as referred to in article 25 para 1 sub a, b and c of the Copyright Act and article 5 para 1 sub a, b and c of the ‘Naburige Rechten’ Act, that may vest in Executive in respect of the Inventions.

16.5	Executive acknowledges that the Annual Base Salary includes reasonable and sufficient compensation for the fact that the IP-Rights will vest in the Company by operation of law or through the transfer of such rights to the Company pursuant to this clause.

16.6	For the avoidance of doubt, the Company is entitled at its discretion to assign any of the IP-Rights to any Group Company.

16.7	Executive represents that he reported all of his previous and/or current inventions to the Company prior to executing this Agreement, as evidenced by a list – if any - that has been prepared and attached to this Agreement.

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17.	Restitution & Passwords & Representation

17.1	Upon termination of the Agreement and/or in case of absence from work exceeding three months and/or upon suspension, Executive shall immediately return to the Company any materials, Data Carriers, devices, properties, equipment, keys and any other items belonging to the Company or leased/rented by the Company from third parties. Executive shall not withhold any copies or reproductions of those items or deliver such items or reproductions to anyone else.

17.2	In case of absence from work and upon termination of the Agreement, Executive shall at the Group CEO’s first written request, provide to the Company's authorised IT staff all passwords used by Executive for accessing electronic data relating to the Group’s business activities.

17.3	Upon termination of the Agreement, Executive shall refrain from holding himself out as an employee of the Company or any other Group Company. Executive shall in this respect – inter alia – amend Executive’s personal details published on any social media sites/networks (such as LinkedIn, Facebook, etc.) in such way as to ensure that any such details will after termination of the Agreement no longer reflect or imply that Executive is still employed by the Company or any other Group Company. For the avoidance of doubt, the aforementioned does not prevent publication on social media sites/networks of the fact that Executive was an Executive of the Company during the relevant period up to termination of the Agreement.

18.	Anti-Bribery

18.1	Notwithstanding Radnet, Inc.’s Policy for Compliance with the Foreign Corrupt Practice Act, Executive shall not, during the term of the Agreement and/or in connection with the performance of Executive’s duties,

a.	accept or stipulate, other than for the benefit of the Group; and/or

b.	promise, offer and/or grant;

c.	any commission, favour, compensation, or gifts in whatever form or manner, directly or indirectly, from and/or to (prospective) customers, (prospective) suppliers or other third parties.

19.	Publications and Statements

19.1	Except as and to the extent authorized or required by Executive’s duties, during and after his employment, Executive shall not without the Group CEO’s prior written consent make any publications or disclosures, which directly or indirectly, in any way are related to the Company, or any of the Group Companies, their businesses, their employees, their officers, their products, their prices, their production means, their working methods, their techniques, their customers, their suppliers or other business relations and/or any other connected matters.

19.2	Executive shall not at any time knowingly make any untrue or misleading statement in relation to the Company and/or any of the Group Companies and/or their current or future officers, directors, managers and/or employees.

20.	Penalties

20.1	If Executive breaches any of the obligations stated in the provisions of this Agreement with the following headers Confidentiality, Data Carriers, Side – activities, Non-competition & non-solicitation & non-poaching, Intellectual and industrial property rights, Restitution & Passwords & Representation, Anti-Bribery and/or Publications and Statements, Executive shall immediately, without any notice of default being required, forfeit to the Company a penalty/liquidated damages for each breach thereof, amounting to EUR 100,000 (one hundred thousand Euros) and a penalty/liquidated damages amounting to EUR 25,000 (twenty-five thousand Euros) for each day that such breach continues, without prejudice to the Company and/or each relevant Group Company's rights to claim (a) full compliance with the relevant contractual obligations and/or (b) actual damages instead of the penalty/liquidated damages.

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20.2	Payment of the penalties referred to in the previous paragraph shall not release Executive from Executive’s obligations as specified in this contract. With respect to the penalties provided for in the previous paragraph of this clause, the Parties intend to derogate from the provisions of article 7:650 paragraphs 3 and 5 of the Dutch Civil Code both in respect of the amounts of the penalties and to the extent that these penalties can be used by the Company for its own benefit.

21.	Social Media

21.1	The Company understands that Executive may use social media during the course of the Agreement. Executive acknowledges that any activity on social media by Executive may reflect on the Group and may have detrimental consequences for the Group. Executive shall, when using social media, both in his personal and professional life, act as an ambassador of the Group and refrain from any activity that may be detrimental to the Group, and shall, when using Social Media, thus abide by Executive’s obligations deriving from articles 12 up to and including 19 of this Agreement.

22.	Replacement/Entire Agreement/Amendments

22.1	This contract replaces any and all written or oral offers or employment contracts of an earlier date, made by or between Executive on the one hand and the Company and/or any of the other Group Companies on the other hand.

22.2	Executive’s entitlements will be limited to those that have been explicitly agreed upon in this Agreement or in any addenda hereto and/or as confirmed by the Company in written confirmations to Executive. Neither ad hoc grants made to Executive nor customary practice will constitute (a source of) additional contractual entitlements under the Agreement.

22.3	The Company is entitled to unilaterally amend the employment conditions (arbeidsvoorwaarden) under the Agreement, regardless of those being included in this contract or in other documents, with due observance of the provisions of article 7:613 and/or 7:611 Dutch Civil Code.

22.4	All provisions of the Agreement, which do not constitute employment conditions (arbeidsvoorwaarden), are by definition subject to unilateral change by the Company.

23.	Collective Bargaining Agreement

23.1	The Company is not bound by any collective bargaining agreement and no collective bargaining agreement applies to the Agreement.

24.	Personal Data

24.1	Executive acknowledges that the Company and/or any Group Company will be using Executive's personal data for the purpose of keeping a general administration of staff and hence has/have a legitimate interest in processing such data. Executive acknowledges that the Company may be uploading Executive's personal data to a database located/maintained abroad and to which a limited number of Group-Executives (including Group-Executives abroad) will have access on a need-to-know basis. The Company shall in this regard adhere to the provisions of the applicable Personal Data Protection legislation.

25.	Partial invalidity/Unenforceability

25.1	Each provision of this contract is severable. If any provision is held to be invalid and/or unenforceable by any competent court, such invalidity and/or unenforceability shall not affect the remaining provisions of this contract. In such event, the Parties shall enter into negotiations aimed at replacing the invalid/unenforceable provision by a provision to maximally the same effect that is valid and enforceable.

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26.	Governing law

26.1	This contract is construed in accordance with and the Agreement shall be governed by the laws of The Netherlands.

IN WITNESS whereof Parties have executed this contract on the date written at the top of this instrument.

Aidence B.V. /s/ David J. Katz David J. Katz, Supervisory Director	Executive /s/ Cornelis Wesdorp Cornelis Wesdorp

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